UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15327	58-1642740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: Series A Junior Participating Preferred Stock Purchase Rights

Item 1. Description of Registrant’s Securities to be Registered.

CytRx Corporation (the “Company”) previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on April 17, 1997, as amended on April 24, 1997, April 2, 2007 and March 7, 2017, relating to that certain Shareholder Protection Rights Agreement by and between the Company and American Stock Transfer & Trust Company, as rights agent (as amended, the “Rights Agreement”). The rights issued under the Rights Agreement have expired. This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by the Company to deregister the Rights previously issued under the Rights Agreement.

Effective December 18, 2019, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination of the previously designated Series A Junior Participating Preferred Stock. The Certificate of Elimination has the effect of eliminating from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation of the Series A Preferred Stock previously filed by the Company. A copy of the Certificate of Elimination is filed as Exhibits 3.1 hereto and is incorporated herein by reference.

Item 2. Exhibits.

(a) Exhibits

Exhibit No.	Description
3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock *

* Incorporated by reference to the same exhibit in the Current Report on Form 8-K filed by the Company on December 19, 2019.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CYTRX CORPORATION

Date: January 22, 2020	/s/ John Y. Caloz
John Y. Caloz
Chief Financial Officer

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